Exhibit 99.1

November 8, 2016

RE:	DiVall Insured Income Properties 2, L.P.
Third Party Tender Offer

Ladies and Gentlemen:

On or about October 21, 2016, CMG Partners, LLC and its affiliates (collectively, the “Bidder”) distributed an Agreement of Assignment and Transfer to limited partners (“Limited Partners”) of DiVall Insured Income Properties 2, L.P. (the “Partnership”), for the purpose of making a third-party tender offer for up to 4.9% of the outstanding limited partnership units of the Partnership, including those already owned by the Bidder (“Units”), at a purchase price equal to $286 per Unit less transfer fees of $100 per investor and less any distributions paid or payable by the Partnership after October 21, 2016 (the “Offer”). A copy of the Offer was first delivered to the Partnership on November 3, 2016. Because the Offer seeks a maximum of 4.9% of the outstanding Units, the Bidder did not file a Schedule TO with the Securities and Exchange Commission (“SEC”).

Pursuant to Rule 14e-2 under the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”), the Partnership is obligated to take a position with respect to the Offer. To that end, in accordance with Rule 14e-2(a)(2) under the Exchange Act, the Partnership expresses no opinion and is remaining neutral toward the Offer because the decision to accept the Offer is purely an economic decision that will depend on each Limited Partner’s particular circumstance. Therefore, it would be inappropriate for the Partnership to substitute its judgment for that of the Limited Partners. However, the Partnership believes it is important that its Limited Partners understand the following information when considering selling Units to the Bidder or any other unsolicited offer.

1. Third-Party Sales:

The Partnership is not affiliated in any way with the Bidder and the money that may be tendered for Units tendered in the Offer will not come from, or through, the Partnership. Once the Partnership receives sufficient evidence of a sale from both the seller and buyer directing the Partnership to transfer the Units, the Units are transferred to the buyer upon the approval of the General Partner, The Provo Group, Inc. (“TPG”). The Partnership will not be responsible for making sure any seller is paid. However, under the IRS Safe Harbor rules, in one year TPG can only approve the transfers of Units sold up to 2% of the total number of Partnership Units outstanding (46,280.30). We have already approved transfers aggregating approximately 1.96% of the outstanding Units in 2016. Accordingly, the Partnership does not have the ability to approve the transfer of any additional Units until the year 2017, except for Units sold and transferred through a Qualified Matching Service (see item 4 below).

With any unsolicited offer, it is important to thoroughly evaluate the terms and conditions. The fine print may be difficult to understand. For example, one area that could lead to confusion is who is entitled to receive (or get credit for) any distributions that occur before the sale is completed and any Unit is transferred to the Bidder.

DiVall Insured Income Properties 2, L.P.

November 8, 2016

The SEC has information for investors pertaining to mini-tender offers and has issued warnings about mini-tender offers. One SEC notice states: “Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Information from the SEC on min-tender offers can be found at www.sec.gov/answers/miniten.htm and https://www.sec.gov/investor/pubs/minitend.htm.

2. Purchase Price of Offer:

The Offer is based on a purchase price equal to $286 per Unit, less transfer fees of $100 per investor. The Bidder’s purchase price is also subject to downward adjustment in the event of any distributions paid or payable by the Partnership after October 21, 2016. As we understand the Offer, distributions paid or payable after October 21, 2016 will reduce the $286 per Unit purchase price.

Comparative transfer price information is available upon request to our Investor Relations Department. The Partnership’s records indicate that Units have recently traded in a range from $320 to $335 per Unit. The Partnership, however, makes no representation that these prices are fair or reasonable.

3. Current Cash Yield on Net Unit Value:

Since the Partnership’s capital raise of approximately $46 million in the early 1990’s, the Partnership has distributed approximately $75 million to investors, from both operations and strategic sales. The General Partner anticipates (but does not guarantee) that, assuming the continuation of the Partnership, the Partnership’s portfolio of properties will continue to generate net distributable income in line with historical performance for at least the next five (5) years. We expect cash distributions to total $21.40 per Unit in 2016 or a 6.3% cash yield on the internal December 31, 2015 Net Unit Value $340 per Unit.

Since the Partnership’s assets are depreciable real property, some of the distributable net income may be tax sheltered, leading to a slightly higher “after tax” rate of return.

In today’s generally low interest rate environment, these returns compare favorably to alternative investments of similar risk profiles into which Limited Partners could re-invest their after-tax sale proceeds from a sale of their Units.

4. Qualified Matching Service:

Within the last several years, the Partnership instituted a “Qualified Matching Service” as defined in Section 1.7704-1(g) of the Treasury Regulations promulgated under Section 7704 of the Internal Revenue Code of 1986, which facilitates the transfer of up to 10% of the total interest in the Partnership’s capital or profits provided certain requirements are met. This Qualified Matching Service provides for some liquidity, outside of a tender offer scenario, through which Units may be bought and sold.

DiVall Insured Income Properties 2, L.P.

November 8, 2016

5. Termination Scheduled for 2020:

The Partnership is currently scheduled to liquidate in 2020, although it is possible this liquidation deadline may be extended if the Limited Partners vote to amend the Limited Partnership Agreement of the Partnership. It is also possible that the Partnership would elect to sell its assets and liquidate prior to 2020.

In the event you have questions or require additional information, please feel free to contact DiVall Investor Relations at the address or number(s) below:

MAIL:	DiVall Investor Relations
C/O Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

PHONE:	1-(800)-547-7686

FAX:	1-(415)-485-4553

Sincerely,

The Provo Group Inc., As General Partner of

DiVall Insured Income Properties 2, LP

By:	/s/ Bruce A. Provo
Bruce A. Provo, President